                                                                     Exhibit 3.3

                                  June 28, 2002

First Step Distribution Network, Inc.
2325 Mount Olympus Drive
Los Angeles, CA 90046
Telephone: (310) 994-2813
Attention: Robert Millet/John McCracken

Re:      Agreement and Plan of Merger dated as of January 15, 2002

Gentlemen:

Reference is made to the Agreement and Plan of Merger dated as of January 15, 2002 by and among K2 Digital, Inc. (the "Parent"), First Step Acquisition Corp. ("Merger Sub"), First Step Distribution Network, Inc. (the "Company") and the shareholders of the Company (the "Merger Agreement"). Capitalized terms used, but not defined in this letter agreement have the meanings ascribed thereto in the Merger Agreement.

As you know, Section 6.1(b) of the Merger Agreement provides that the Merger Agreement "may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the transactions contemplated hereby by the stockholders of the Parent .... by either the Company or the Parent if the Merger shall not have been consummated by April 30, 2002." Notwithstanding the foregoing, the Parent hereby waives its right to terminate the Merger Agreement pursuant to Section 6.1(b) of the Merger Agreement until July 31, 2002.

In consideration of the Parent's waiver of its rights as aforesaid, the Company hereby agrees to continue cooperating with the Parent in connection with the Merger.

                                             K2 DIGITAL, INC


                                             By: /s/
                                                 -------------------------
                                                 Gary Brown
                                                 Chief Operating Officer

Approved and Agreed:
FIRST STEP DISTRIBUTION NETWORK, INC.

By: /s/
    ------------------------------
Robert Millet

Date June 28, 2002